Exhibit 99.1

FOR IMMEDIATE RELEASE

THURSDAY NOVEMBER 14, 2013

SOTHERLY HOTELS INC. ANNOUNCES ACQUISITION OF

HOUSTON PROPERTY

Williamsburg, Virginia – November 14, 2013 – SoTHERLY Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that the Company has acquired the entity which owns the Crowne Plaza Houston Downtown Hotel (the “Hotel”) for $30.65 million in cash and 32,929 units of limited partnership interests in Sotherly Hotels LP., plus an additional cash amount for the Hotel’s working capital as of the closing date. The 259-room, upscale, full-service hotel is located in downtown Houston, Texas. The property will be managed by Chesapeake Hospitality.

As a part of the transaction, the Company closed on a $21.5 million loan with Mutual of Omaha Bank collateralized by a first mortgage on the Hotel. The loan carries a fixed interest rate of 4.50% and amortizes on a 25-year schedule. The balance of the cash portion of the purchase price was funded by the Company with available cash.

Drew Sims, Chief Executive Officer of the Company, commented, “We’re pleased to acquire the Crowne Plaza Houston Downtown. Houston is the largest MSA in the Southern United States and is one of the top performing hotel markets in the country with a healthy economy and tremendous growth prospects.” Sims added, “Our predecessor company was involved in the redevelopment of this hotel over a decade ago and we have always hoped to be able to transfer it into the REIT. We believe the Houston asset will be immediately accretive to the Company’s earnings.”

For year-end 2013, the Company currently forecasts that the Hotel will operate at approximately 72.0 percent occupancy, with an average daily rate (“ADR”) of approximately $134.50, room revenue per available room (“RevPAR”) of approximately $96.80, hotel earnings before interest, taxes, depreciation, and amortization (“Hotel EBITDA”) of approximately $3.2 million, and net operating income after capital reserves (“NOI”) of $2.7 million.

Built in 1963 as The Whitehall, the Hotel was known as Houston’s iconic business hotel. In the late 1990’s the Hotel underwent a $25.0 million redevelopment project and reopened in 2001 as the Crowne Plaza Houston Downtown Hotel. The Hotel is ideally located in the downtown central business district and is connected via skywalk to over 2.0 million square feet of Class-A office space with major tenants such as KBR, Chevron, and United Airlines. In addition, Chevron is planning a new 50-story, 1.7 million square foot tower adjacent to the Hotel that is scheduled for completion in the fourth quarter of 2016.

About SoTHERLY Hotels Inc.

SoTHERLY Hotels Inc., formerly MHI Hospitality Corporation, is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in eleven hotel properties, ten of which are wholly-owned and comprise 2,372 rooms. The Company also has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. All of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. SoTHERLY Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com. Contact at the Company:

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. Factors which could have a material adverse effect on the Company’s future results, performance and achievements, include, but are not limited to: national and local economic and business conditions that affect occupancy rates and revenues at the Company’s hotels and the demand for hotel products and services; risks associated with the hotel industry, including competition, increases in wages and other labor costs, energy costs and other operating costs; the magnitude and sustainability of the economic recovery in the hospitality industry and in the markets in which the Company operates; the availability and terms of financing and capital and the general volatility of the securities markets; risks associated with the level of the Company’s indebtedness and its ability to meet covenants in its debt agreements and, if necessary, to refinance or seek an extension of the maturity of such indebtedness or modify such debt agreements; management and performance of the Company’s hotels; risks associated with the conflicts of interest of the Company’s officers and directors; risks associated with redevelopment and repositioning projects, including delays and cost overruns; supply and demand for hotel rooms in the Company’s current and proposed market areas; the Company’s ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations; the Company’s ability to successfully expand into new markets; legislative/regulatory changes, including changes to laws governing taxation of REITs; the Company’s ability to maintain its qualification as a REIT; and the Company’s ability to maintain adequate insurance coverage. These risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although the Company believes its current expectations to be based upon reasonable assumptions, it can give no assurance that its expectations will be attained or that actual results will not differ materially.

Scott Kucinski

Director – Investor Relations

SoTHERLY Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648